Exhibit 99.1

MamaMancini’s Signs LOI to Acquire Manufacturing Operations

EAST RUTHERFORD, NJ--(Marketwired - Aug 22, 2017) - MamaMancini’s Holdings, Inc. (the “Company” or “MamaMancini’s”) ( OTCQB : MMMB ), a marketer of specialty pre- prepared, frozen and refrigerated all natural food products (as defined by the United States Department of Agriculture), today announced that it had signed a Letter of Intent (“LOI”) to acquire Joseph Epstein Food Enterprises, Inc. (“JEFE”), a manufacturer of food products, which has been the sole manufacturer of the Company’s products since inception. Under the agreed terms, no cash would be exchanged between the parties. JEFE is presently owned by the Chief Executive Officer and President of the Company, who in the aggregate owns approximately 44% of the Company’s common stock.

The transaction had been under consideration by the Company’s independent Strategic Alternatives Committee of its Board for more than a year. The Company believes that the transaction on a pro- forma basis reduces Cost of Goods Sold and is accretive to the Company both in terms of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), (a non-GAAP financial measure) and Net Profit in the range of $1.5 to $2.0 million over the next twelve (12) months.

The transaction locks-in increasing profits consistent with the company’s growth plans, provides the Company with control over the manufacturing of its primary products, simplifies organizational processes and eliminates related-party transactions which historically have contributed to investor confusion.

Under the terms of the Letter of Intent, the transaction would be completed on a non-dilutive basis without any cash or stock passing to the shareholders of JEFE. The principal consideration for the transaction would be the cancellation of approximately $2 million of inter-company debt and the assumption of approximately $2.7 million of accrued expenses accounts payable and outstanding debt.

In considering the transaction, the Strategic Alternatives Committee had obtained an independent professional outside appraisal of JEFE on both a freestanding and combined basis. On a conservative basis, the Committee concluded that the value of JEFE significantly exceeded the consideration the Company would pay pursuant to the terms of the proposed transaction. While the transaction will increase Company debt and reduce net worth in the short term, the Committee and the Board of Directors believed that the benefits of this transaction significantly outweighed these considerations and would bring meaningful value accretion to the Company and its shareholders.

The Company intends to complete this transaction by November 1, 2017 and it is subject to the completion of due diligence (including the receipt of JEFE audited financial statements for a two-year period) and drafting and execution of a definitive merger agreement and related transaction documents.

About MamaMancini’s

MamaMancini’s is a marketer and distributor of a line of beef meatballs and turkey meatballs all with sauce, five cheese stuffed beef and turkey meatballs all with sauce, original beef and turkey meatloaves, chicken parmesan, stuffed peppers and other similar Italian cuisine products. The Company’s sales have been growing on a consistent basis as the Company expands its distribution channel, which includes major retailers and distributors such as Costco, Publix, Shop Rite, Jewel, Save Mart, Lucky’s, Lunds and Byerlys, SuperValu, Safeway, Albertsons, SpartanNash, Bashas, Whole Foods Market, Hy-Vee, Shaw’s, Kings, Roche Bros., Key Foods, Stop & Shop, Giant, Giant Eagle, Foodtown, Randalls, Krogers, Shoppers,, King Kullen, Lowes, Central Market, Weis Markets, Ingles, Food City, The Fresh Market. Sysco, Burris Foods, C&S, and Driscoll Foods. The Company sells a variety of its products on air and on line on QVC, the worlds largest direct to consumer marketer.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward- looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in the Company’s 10-K for the fiscal year ended January 31, 2017 and other filings made by the Company with the Securities and Exchange Commission.